UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): April 26, 2016

CYPRESS SEMICONDUCTOR CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-10079	94-2885898
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

198 Champion Court

San Jose, California 95134

(Address of principal executive offices and zip code)

(408) 943-2600

(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.Entry into a Material Definitive Agreement.

Broadcom Asset Purchase Agreement

On April 28, 2016, Cypress Semiconductor Corporation (“Cypress”) entered into an Asset Purchase Agreement (the “Purchase Agreement”) with Broadcom Corporation (“Broadcom”), pursuant to which Cypress has agreed to acquire certain assets primarily related to Broadcom’s internet of things business (the “IoT Business”) for a purchase price of $550 million in cash payable at the closing of the transaction (the “Closing”).  Pursuant to the Purchase Agreement, Broadcom will retain, and will be obligated to indemnify Cypress for, certain liabilities relating to the IoT Business for pre-closing actions, events and periods, and Cypress will assume, and has agreed to indemnify Broadcom for, liabilities relating to the IoT Business for post-closing actions, events and periods.

The Purchase Agreement includes customary representations, warranties and covenants.  Certain covenants require each of the parties to use reasonable commercial efforts to cause the Closing to be consummated, including with regard to receiving any requisite regulatory approvals.  Subject to certain limitations and exceptions, each party has also agreed to indemnify the other for breaches of representations and warranties and certain other matters to a maximum amount of $55,000,000.

The consummation of the Closing is not subject to a financing condition, but is subject to customary conditions to closing, including the receipt of applicable regulatory approvals.  Either party may terminate the Purchase Agreement, subject to certain exceptions, (i) if the Closing has not occurred by the date that is four (4) months from the date of the Purchase Agreement (the “Termination Date”), (ii) if conditions to the Closing applicable to a party are incapable of being fulfilled by such party by the Termination Date, or (iii) if a legal restraint prevents the consummation of the Closing.

The above description of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Purchase Agreement, a copy of which will be filed as an exhibit to Cypress’s Quarterly Report on Form 10-Q for the quarter ending April 3, 2016.

Commitment Letter

In connection with the Purchase Agreement, Cypress entered into a debt commitment letter (the “Commitment Letter”), dated as of April 28, 2016, with Merrill Lynch, Pierce, Fenner & Smith Incorporated and Bank of America, N.A. (“Bank of America”), pursuant to which, among other things, Bank of America has committed to provide Cypress with debt financing in an aggregate principal amount of up to $700,000,000 to finance the acquisition of the IoT Business.  Bank of America’s obligations under the Commitment Letter are subject to certain conditions, including the consummation of the purchase of the IoT Business in accordance with the terms and conditions of the Purchase Agreement and other customary closing conditions.

The above description of the Commitment Letter does not purport to be complete and is qualified in its entirety by reference to the full text of the Commitment Letter, a copy of which will be filed as an exhibit to Cypress’s Quarterly Report on Form 10-Q for the quarter ending April 3, 2016.

Amendments to Credit Agreement

Cypress entered into Amendment No. 2 to Amended and Restated Credit Agreement, dated as of March 23, 2016, made by and among (i) Cypress Semiconductor Corporation, (ii) Cypress Semiconductor (Minnesota) Inc., Spansion Inc., Spansion LLC, Spansion Technology LLC, Spansion International AM, Inc., and Spansion International Trading, Inc., (iii) the lenders party thereto, and (iv) Morgan Stanley Senior Funding, Inc. (the “Second Amendment”), which amends the Amended and Restated Credit Agreement, dated as of March 12, 2015, entered into by and among the Company, the guarantors from time to time party thereto, the lenders from time to time party thereto, Morgan Stanley Senior Funding, Inc., as Administrative Agent and as Collateral Agent, and the other agents party thereto (as amended, modified or supplemented, the “Credit Agreement”).  In addition, the Company entered into Amendment No. 3 to Amended and Restated Credit Agreement, dated as of March 23, 2016, made by and among (i) Cypress Semiconductor Corporation, (ii) Cypress Semiconductor (Minnesota) Inc., Spansion Inc., Spansion LLC, Spansion Technology LLC, Spansion International AM, Inc., and Spansion International Trading, Inc., (iii) the lenders party thereto, and (iv) Morgan Stanley Senior Funding, Inc. (together with the Second Amendment, the “Amendments”), which also amends the Credit Agreement.

Each Amendment became effective on April 28, 2016 when the Company satisfied all of the conditions to effectiveness. The Amendments amend, among other things, (i) the incremental facilities provisions of the Credit Agreement to allow for certain term loans and to allow for unlimited incremental facilities if the Company is in pro forma compliance with a specified secured leverage ratio, (ii) the total leverage ratio covenant to permit higher total leverage ratios during certain periods, and (iii) the restricted payments covenant and investments covenant to provide additional restrictions for the use of certain baskets contained in such covenants.

The above description of the Amendments does not purport to be complete and is qualified in its entirety by reference to the full text of the Amendments, copies of which will be filed as an exhibit to Cypress’s Quarterly Report on Form 10-Q for the quarter ending April 3, 2016.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) Departure of Certain Officers

On April 26, 2016, Mr. T.J. Rodgers, our President and Chief Executive Officer, notified our Board of Directors of his decision to resign as President and Chief Executive Officer, effective at the close of business on April 28, 2016. Mr. Rodgers will continue to provide services to us as a member of our Board and will continue to be employed by us as Technical Advisor to work on select technological challenges and projects.

The Board has formed an Office of the President and Chief Executive Officer, consisting of Thad Trent, Hassane El-Khoury, Dana Nazarian and Joseph Rauschmayer, which will report directly to the Board and perform the duties of the President and Chief Executive Officer until such time as a successor for Mr. Rodgers is duly appointed.

Our Board has formed a CEO search committee, which will oversee and conduct the search for a President and Chief Executive Officer both internally and externally to succeed Mr. Rodgers. Upon appointment of a new President and Chief Executive Officer, Mr. Rodgers will resign as a member of the Board, which resignation shall be accepted or declined by the Board in its sole discretion.

(e) Material Compensatory Plan for Executive Officer

On April 28, 2016, the Board authorized the Compensation Committee to oversee and administer the negotiation of Mr. Rodgers’ severance and release arrangements and to determine Mr. Rodgers’ compensation for serving as a technical advisor.

The Board also approved certain elements of the severance arrangements for Mr. Rodgers, including (i) a cash payment equal to three times (3x) Mr. Rodgers’ current annual base salary; (ii) a cash bonus in the amount equal to three times (3x) Mr. Rodgers’ current annual bonus opportunity; (iii) acceleration of exercisability and vesting of all of Mr. Rodgers’ currently outstanding equity awards; and (iv) continued medical coverage for Mr. Rodgers and his immediate family while Mr. Rodgers remains an employee of the Company, and continuing for a period of two years from the date on which Mr. Rodgers ceases to be an employee of the Company.

The foregoing summary of Mr. Rodgers’ severance and employment arrangements does not purport to be complete and is subject to, and qualified in its entirety, by definitive agreements and arrangements to be determined by the Compensation Committee and negotiated with Mr. Rodgers.

Item 7.01.Regulation FD Disclosure.

On April 28, 2016, the Company issued a press release announcing the entering into of the Purchase Agreement described above. The Company also issued a press release announcing the management changes described above.  A copy of the press release issued by the Company on April 28, 2016 announcing the entering into of the Purchase Agreement is furnished as Exhibit 99.1 to this Current Report on Form 8-K. A copy of the press release issued by the Company on April 28, 2016 announcing the management changes described above is furnished as Exhibit 99.2 to this Current Report on Form 8-K.

The information in Item 7.01 of this Current Report on Form 8-K, including Exhibits 99.1 and 99.2 hereto, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to liability of that Section unless the registrant specifically incorporates it by reference in a document filed under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

99.1 99.2	Broadcom Purchase Agreement Press Release dated April 28, 2016. CEO Resignation Press Release dated April 28, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 2, 2016	CYPRESS SEMICONDUCTOR CORPORATION

	By:	/s/ Thad Trent
Thad Trent
Office of the CEO Executive Vice President, Finance & Administration and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1 99.2	Broadcom Purchase Agreement Press Release dated April 28, 2016. CEO Resignation Press Release dated April 28, 2016.